EXHIBIT 99.1

Active Power Reports First Quarter 2013 Results

UPS Sales Increase $7.4 Million to $11.6 Million versus First Quarter of 2012

AUSTIN, Texas (April 30, 2013) – Active Power (NASDAQ: ACPW), manufacturer of uninterruptible power supply (UPS) systems and modular infrastructure solutions, reported results for the first quarter ended March 31, 2013.

Q1 2013 Highlights

•	UPS sales increased $7.4 million to $11.6 million from first quarter of 2012.

•	Gross margin increased to 29.6% versus 26.8% in the first quarter of 2012.

•	Cash and cash equivalents increased to $15.0 million at March 31, 2013, from $13.5 million at December 31, 2012.

•	New strategic distribution partnership agreement with Digital China Information Service Company Limited, the largest IT solutions provider in China.

•	Deployed CleanSource® UPS systems to a number of marquee customers including a leading oil and gas producer and 21Vianet, one of the largest data center services provider in China.

•
Introduced new PowerHouse™ products that provide lower acquisition cost, faster time to deployment, and superior management capability, particularly when compared to a conventional data center electrical room.

Q1 2013 Financial Results
Revenue in the first quarter of 2013 was $18.6 million compared to $15.2 million in the previous quarter and $19.8 million in the first quarter of 2012. The sequential increase was due to the increase in UPS sales, while the decrease from the year-ago quarter was attributed to a decline in modular IT infrastructure revenues partially offset by the increase in UPS sales. The improvement in UPS sales was driven by a large order in the fourth quarter of 2012 for which revenue was recognized in the first quarter of 2013 as well as an increase in sales to China.

Gross margin in the first quarter of 2013 was 29.6% compared to 39.5% in the previous quarter and 26.8% in the first quarter of 2012. The sequential decrease in gross margin is primarily due to higher percentage of sales derived from a distributor channel in Asia, which typically carries lower overall margins. The improvement in gross margin from the year-ago quarter was primarily due to a shift in sales mix from lower margin modular infrastructure solutions sales into higher margin UPS products sales as well as improved service margins due to cost containment.

Net loss in the first quarter was $0.3 million or $(0.01) per share. compared to a loss of $0.4 million or $(0.02) per share in the previous quarter and a loss of $1.1 million or $(0.07) per share in the first quarter of 2012. The net loss reduction from the prior quarter was due primarily to a decrease in operating expenses, partially offset by the decrease in gross profit. The net loss reduction from the first quarter of last year was due to improved gross margins and reduced operating expenses.

Adjusted EBITDA for the first quarter of 2013 was $0.2 million, compared to $0.5 million in the previous quarter and an adjusted EBITDA loss of $0.4 million in the first quarter of 2012. The sequential quarterly decrease was due to the change in net loss, the impairment charge in the previous quarter, and lower stock compensation expenses in the first quarter. The increase in adjusted EBITDA from the year-ago quarter was primarily due to a reduction in the year-over-year net loss.

Cash and cash equivalents increased to $15.0 million at March 31, 2013 from $13.5 million at December 31, 2012.

Management Commentary
“Our first quarter results reflect our focus on the 2013 priorities laid out at the beginning of the year, particularly in the growth of core power systems sales,” said Doug Milner, president and CEO, at Active Power. “We also broadened our market reach in Asia with the addition of Digital China as one of our strategic distribution partners. We have already engaged with Digital China on large data center projects for which we anticipate field product deployments later this year.”

“We are pleased with the improvement in our gross margin compared to the first quarter of 2012 which reflects a more favorable overall product mix and cost containment efforts.”

“Moving ahead, we plan to leverage our products’ unmatched power density, reliability, and total cost of ownership to build on the steady growth of our CleanSource UPS and CleanSource® High Density UPS product lines. We will also accelerate growth of our modular infrastructure solutions supported by our new PowerHouse products. We believe these highly differentiated products coupled with a rapidly expanding data center market places us in a favorable position to compete and to grow the business profitably.”

Outlook
Active Power expects second quarter 2013 revenue to range between $19 million and $22 million. Second quarter earnings per share is expected to be between $(0.02) and $0.03 per share.

Changes in cash and investments in the second quarter are expected to be minimal and driven by changes in working capital requirements.

Conference Call and Webcast
Active Power will host a conference call today, Tuesday, April 30, 2013, at 4:30 p.m. (ET) to discuss its first quarter 2013 results. Interested parties can dial into the call at the time of the event at (866) 963-1214. For callers outside the United States, please dial (904) 520-5765.

To listen to the live webcast, click here. A replay of the webcast will be available via Active Power’s investor relations website at http://ir.activepower.com.

About Active Power
Founded in 1992, Active Power (NASDAQ:ACPW) designs and manufactures uninterruptible power supply (UPS) systems and modular infrastructure solutions that enable data centers and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. The combined benefits of its products’ power density, reliability, and total cost of ownership are unmatched in the market and enable the world’s leading companies to achieve their most forward thinking data center designs. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, supporting the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Non-GAAP Financial Information
See “About Presentation of Adjusted EBITDA” below for the definition of adjusted EBITDA, a non-GAAP financial metric, and an important discussion about the use of this metric and its reconciliation to GAAP net income, the most directly comparable GAAP financial measure.

Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that involve risks and uncertainties, including statements relating to anticipating field product deployments later this year; plans to leverage our products to build on the steady growth of our CleanSource UPS and CleanSource High Density UPS product lines; accelerating the growth of our modular infrastructure solutions; our belief that these highly differentiated products coupled with a rapidly expanding data center market places us in a favorable position to compete and  to grow the business profitably; our revenue and earnings per share guidance for the second quarter of 2013; and our expected changes in cash and investments in the second quarter.

Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, our dependence on our relationships with Hewlett Packard, Caterpillar, other original equipment manufacturers (OEM), other strategic IT partners, and on our distributors including Digital China Information Service Company; our increased emphasis on larger and more complex system solutions; the success of our product development efforts and our ability to manufacture and deliver products in a timely manner; the level of acceptance of our current and future products in the market; the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; risks related to our international operations; and product performance and quality issues.

For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Media Contact:
Lee Higgins
Senior Public Relations Manager
512-744-9488
lhiggins@activepower.com

Investor Contact:
Ron Both
Liolios Group, Inc.
949-574-3860
acpw@liolios.com

Active Power, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts; unaudited)

	Three Months Ended March 31,
	2013	2012

Revenues:
Product revenue	$15,636	$16,406
Service and other revenue	2,974	3,392
Total revenue	18,610	19,798

Cost of goods sold:
Cost of product revenue	11,004	11,996
Cost of service and other revenue	2,104	2,495
Total cost of goods sold	13,108	14,491
Gross profit	5,502	5,307

Operating expenses:
Research and development	1,631	1,288
Selling and marketing	2,937	3,547
General and administrative	1,134	1,544
Total operating expenses	5,702	6,379
Loss from Operations	(200)	(1,072)

Interest expense, net	(82)	(114)
Other income, net	9	39
Net loss	$(273)	$(1,147)
Net loss per share, basic and diluted	$(0.01)	$(0.07)

Shares used in computing net loss per share, basic and diluted	19,225	16,966

Active Power, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$15,049	$13,524
Restricted cash	129	-
Accounts receivable, net of allowance for doubtful accounts of $446 and $488 at March 31, 2012 and December 31, 2012, respectively	17,560	17,862
Inventories	9,430	11,079
Prepaid expenses and other	999	567
Total current assets	$43,167	43,032
Property and equipment, net	2,427	2,458
Deposits and other	302	309
Total assets	$45,896	$45,799

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,908	$4,036
Accrued expenses	4,925	4,948
Deferred revenue	3,840	4,568
Revolving line of credit	5,535	5,535
Total current liabilities	$19,208	19,087
Long-term liabilities	774	713
Stockholders' equity
Preferred stock - $0.001 par value; 2,000 shares authorized	-	-
Common stock - $0.001 par value; 30,000 shares authorized; 19,298 and 19,171 issued and 19,244 and 19,125 outstanding at March 31, 2013 and December 31, 2012, respectively	19	19
Treasury stock	(180)	(144)
Additional paid-in capital	289,144	288,619
Accumulated deficit	(263,090)	(262,817)
Other accumulated comprehensive income	21	322
Total stockholders' equity	25,914	25,999
Total liabilities and stockholders' equity	$45,896	$45,799

Active Power, Inc.
Supplemental Information

Revenue by Product	3 Months Ended
	March 31,
	2013	% of total	2012	% of total
UPS	$11,606	62%	$4,216	21%
MIS	4,030	22%	12,190	62%
Total Product Revenue	15,636	84%	16,406	83%
Service	2,973	16%	3,392	17%
Total Revenue	$18,610	100%	$19,798	100%

Revenue by Geography

Americas	$12,092	65%	$13,408	68%
Asia	3,960	21%	1,609	8%
EMEA	2,558	14%	4,781	24%
Total Revenue	$18,610	100%	$19,798	100%

Adjusted EBITDA
(Thousands)

	Three
	Months Ended
	March 31,		Dec 31,
	2013	2012	2012
Net Loss	$(273)	$(1,147)	$(418)
Interest Expense	82	114	81
Depreciation Expense	262	252	327
Stock Based Compensation	137	364	279
Impairment of Long-Lived Assets	(17)	-	218
Adjusted EBITDA	$191	$(417)	$487

About Presentation of Adjusted EBITDA
Beginning with the reporting of results for the fourth quarter of 2012, the company began to report the measures of adjusted EBITDA. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net loss before impairment of long-lived assets, depreciation, interest, and non-cash stock based compensation. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it is to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Active Power Inc. nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.